Exhibit 99.1

1615 Poydras Street • New Orleans, LA 70112	Financial & Media Contact:
David P. Joint
(504) 582-4203
McMoRan Exploration Co. Completes
Acquisition of Plains Exploration & Production Company’s
Gulf of Mexico Shallow Water Shelf Properties &
Private Placement of $900 Million in Convertible Securities
NEW ORLEANS, LA, December 30, 2010 — McMoRan Exploration Co. (NYSE: MMR) announced today the completion of its previously announced acquisition of Plains Exploration & Production Company’s (NYSE: PXP) shallow water Gulf of Mexico (GOM) shelf assets and related financings. The transactions were approved by McMoRan’s shareholders at a special meeting of stockholders held today. Approximately 99 percent of the votes cast supported these transactions.
     Under the terms of the PXP transaction, McMoRan issued 51 million shares of McMoRan common stock and paid $75 million in cash to PXP for all of PXP’s interests and exploration rights in the shallow waters of the shelf of the GOM. In addition, McMoRan paid PXP $11 million associated with estimated revenues, expenses and capital expenditures attributable to the properties from the August 1, 2010 effective date through the closing date.
     The acquisition increases McMoRan’s scale of operations on the GOM shelf, consolidates its ownership in core focus areas, expands its participation in its deep gas and ultra-deep exploration and development programs and increases current reserves and production.
     The financing transactions completed today include the previously announced (September 20, 2010) $900 million in equity-linked securities, including, $200 million of 4% Convertible Senior Notes due 2017 and $700 million of 5 3/4% Convertible Perpetual Preferred Stock. The financing included $400 million in investments from institutional investors and $500 million of convertible preferred stock from Freeport-McMoRan Copper & Gold Inc.
     After funding the cash portion of the acquisition, McMoRan estimates its year-end 2010 cash position will approximate $900 million, which is available to fund future capital expenditures associated with McMoRan’s expanded asset base and for general corporate purposes.
     McMoRan also announced today the appointment of two designees of PXP, James C. Flores and John F. Wombwell, to McMoRan’s Board of Directors pursuant to the agreement between McMoRan and PXP.
     James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan said: “We are pleased to complete this important acquisition which enables us to effectively double our participation in our key exploration and production projects in the shallow waters of the GOM. Our multi-year efforts have enabled us to define and de-risk the significant geologic potential of this exciting new exploration frontier and develop substantial expertise in executing our drilling and development program. The financing transactions completed today provide McMoRan with significant financial resources to pursue our plans as we work to create asset values and build on our success.”

     McMoRan has approximately 157 million basic shares of common stock outstanding. Assuming conversion of McMoRan’s remaining outstanding 8% Convertible Perpetual Preferred Stock, 5.25% Convertible Debt due 2011 and including the newly issued 4% Convertible Senior Notes and 5 3/4% Convertible Perpetual Preferred Stock, McMoRan would have approximately 221 million common shares outstanding on a fully converted basis.
     McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of natural gas and oil in the shallow waters of the GOM Shelf and onshore in the Gulf Coast area. Additional information about McMoRan is available on its internet website “www.mcmoran.com”.
CAUTIONARY STATEMENT: This press release contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. We caution readers that those statements are not guarantees of future performance or exploration and development success, and our actual exploration experience and future financial results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the potential opportunities and benefits presented by the proposed property acquisition, including expectations regarding reserve estimates and production rates, statements about the proposed financing transactions and other statements that are not historical facts. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. Important factors that can cause actual results to differ materially from the results anticipated by forward-looking statements include, but are not limited to, those associated with general economic and business conditions, variations in the market demand for, and prices of, oil and natural gas, the closing of the property acquisition, the exercise of preferential rights by third parties, the availability of financing on commercially reasonable terms and the closing of such financing transactions, each of which depends on the satisfaction of various closing conditions, including, but not limited to, obtaining shareholder approval of the issuances of securities as required under New York Stock Exchange rules and obtaining regulatory approvals, and other factors described in more detail in Part I, Item 1A. “Risk Factors” included in our 2009 Form 10-K, as updated by our subsequent filings with the SEC. Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example the market prices of oil and natural gas, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, during the quarter, we may make changes to our business plans that could or will affect our results for the quarter. We caution investors that we do not intend to update our forward-looking statements more frequently than quarterly, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.
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